UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2022

HYLIION HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38823	83-2538002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1202 BMC Drive, Suite 100

Cedar Park, TX 78613

(Address of Principal Executive Offices) (Zip Code)

(833) 495-4466

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYLN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Jon Panzer as New Chief Financial Officer

On September 8, 2022, the Board of Directors of Hyliion Holdings Corp., a Delaware corporation (the “Company”) approved the hiring and appointment of Jon Panzer as Chief Financial Officer of the Company, effective on September 12, 2022. Mr. Panzer (age 55) previously served as Senior Vice President of Intermodal Operations at Union Pacific Railroad Company from March 2021 to September 2022. Prior to his most recent role, Mr. Panzer served in a succession of finance and technology roles of increasing responsibility with Union Pacific Railroad Company, including Senior Vice President of Strategic Planning from November 2020 to March 2021, Senior Vice President of Technology and Strategic Planning from April 2019 to October 2020, Vice President and Treasurer from November 2017 to March 2019, and Vice President of Financial Planning and Analysis from March 2014 to October 2017. Mr. Panzer holds a bachelor of science degree in electrical engineering from the University of Nebraska-Lincoln, and a masters in business administration from Carnegie Mellon University.

In connection with his hire, the Company entered into an Employment Agreement with Mr. Panzer, effective as of September 12, 2022 (the “Employment Agreement”). The Employment Agreement provides that Mr. Panzer will receive: (i) an annual base salary of $450,000; (ii) a cash sign-on bonus of $350,000; (iii) a special, one-time stock award, with a notional value of $300,000 based on the closing price of the Company’s common stock on the grant date; and (iv) an annual target opportunity under the Company’s annual incentive plan equal to 75% of Mr. Panzer’s base salary, beginning with the 2022 plan year.

Subject to the approval of the Compensation Committee of the Board of Directors of the Company, the Employment Agreement also provides that Mr. Panzer will receive a one-time, performance based restricted stock unit award of 200,000 shares (the “2022 Time-Based Grant”) and annual time-vested restricted stock unit awards valued at $600,000 based on the closing price of Hyliion stock on the grant date (the “2022 Performance-Based Grant”). Each of the 2022 Time-Based Grant and the 2022 Performance-Based Grant will be prorated based on the portion of the 2022 fiscal year during which Mr. Panzer was employed by the Company. Mr. Panzer will also be eligible for certain payments, rights, and benefits (including salary continuation and reimbursement of COBRA premiums for up to 12 months, as well as accelerated vesting for certain equity grants) in connection with a termination of employment by the Company for convenience or by him for good reason. Finally, Mr. Panzer will be eligible to participate in all other compensation and benefit programs generally available to the Company’s executive officers.

There are no arrangements or understandings with any other person pursuant to which Mr. Panzer will be appointed as the Company’s Chief Financial Officer, and there are no family relationships between Mr. Panzer and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Panzer and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Panzer as Chief Financial Officer of the Company is filed herewith as Exhibit 99.1 and is incorporated herein by reference to this Item 5.02.

Departure of Ms. Sherri Baker as Chief Financial Officer

In connection with Mr. Panzer’s appointment as Chief Financial Officer, Ms. Sherri Baker departed from her role as Chief Financial Officer, effective September 8, 2022. Ms. Baker’s departure is not a result of any disagreement with the Company or its Board of Directors relating to the Company’s operations, policies or practices or any issues regarding its accounting policies or practices.

Ms. Baker’s departure constitutes a termination for convenience under Section 7(b) of her Amended and Restated Employment Agreement with the Company dated February 24, 2022, which was filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended 2021 (the “Baker Agreement”). Subject to her executing, and not subsequently revoking, a release of all claims in a form acceptable to the Company, she will be entitled to receive all of the payments and benefits specified upon a termination for convenience under Section 7(f) of the Baker Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit	Description
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

HYLIION HOLDINGS CORP.

	By:	/s/ Thomas J. Healy
Date: September 12, 2022		Thomas J. Healy
Chief Executive Officer

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